            Imagination in Education

PCS EDVENTURES ANNOUNCES SETTLEMENT

          Boise, Idaho – December 28, 2010 -- PCS Edventures (OTCBB: PCSV-News) today announced that it has negotiated a settlement with its Directors and Officers Insurance Company.

        PCS previously announced in its public filings that Navigators Insurance had chosen to deny coverage for the SEC investigation and the subsequent filing of a complaint against a former officer, a current officer and the Company. While the terms of the settlement are confidential and the coverage negotiated has been reduced, PCS is pleased that a significant portion of legal fees to date will be reimbursed and that a substantial part of the legal costs going forward will also be paid by the Insurance Company.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 6,500 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol “PCSV”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K for the year ended March 31, 2010, and Form 10-Q for the six months ended September 30, 2010 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Anthony A. Maher, CEO at (208) 343-3110 or via email at tmaher@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com